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                                                                   EX-99.(j)(A)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the California Tax-Free Money Market Fund, Cash Investment Money Market Fund, Government Money Market Fund, Heritage Money Market Fund, Minnesota Money Market Fund, Money Market Fund, Municipal Money Market Fund, National Tax-Free Money Market Fund, Prime Investment Money Market Fund, Treasury Plus Money Market Fund, 100% Treasury Money Market Fund, Liquidity Reserve Money Market Fund, Overland Express Sweep Fund, Money Market Trust, California Tax-Free Money Market Trust, National Tax-Free Money Market Trust, Life Stage - Aggressive Portfolio, Life Stage - Conservative Portfolio, Life Stage - Moderate Portfolio, Dow Jones Target Today Fund, Dow Jones Target 2010 Fund, Dow Jones Target 2020 Fund, Dow Jones Target 2030 Fund, and Dow Jones Target 2040 Fund, dated April 20, 2007, incorporated herein by reference, a total of twenty-four funds of Wells Fargo Funds Trust, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.

We consent to the references to our firm in the statement of additional information under the heading "Independent Registered Public Accounting Firm", dated July 1, 2007, for the Dow Jones Target 2015 Fund, Dow Jones Target 2025 Fund, Dow Jones Target 2035 Fund, Dow Jones Target 2045 Fund, and Dow Jones Target 2050 Fund.

We also consent to the use of our report for the Diversified Stock Portfolio, Diversified Fixed Income Portfolio, and Money Market Portfolio, three portfolios of Wells Fargo Master Trust, dated April 20, 2007, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 29, 2007